Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of InterWorld Corporation

We hereby consent to the incorporation by reference in the Registration Statements of Form S-8 (Nos. 333-89969, 333-89963 and 333-42132) of InterWorld Corporation of our report dated February 6, 2001, except for Note 16, as to which date is March 27, 2001, relating to the financial statements and financial statement schedule of InterWorld Corporation, which appears in this Form 10-K. We also consent to the references to us under the heading "Selected Consolidated Financial Data" in this Form 10-K.

PricewaterhouseCoopers LLP

New York, New York
February 6, 2001, except for
Note 16, as to which date is March 27, 2001


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